Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
(Under Section 245 of the General Corporation Law of the State of Delaware)
The undersigned, being the Senior Vice President and General Counsel of Specialty Underwriters’ Alliance, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
1. The name of the Corporation is Specialty Underwriters’ Alliance, Inc. The Corporation was originally incorporated under the name “UAI Holdings, Inc.” and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 3, 2003. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 14, 2004 and an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 19, 2005.
2. This Amended and Restated Certificate of Incorporation was duly adopted by the stockholders in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.
3. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the provision of the Corporation’s Certificate of Incorporation as heretofore restated and amended.
4. The text of the Amended and Restate Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
          FIRST: The name of the Corporation is Specialty Underwriters’ Alliance, Inc.
          SECOND: The Corporation’s registered office in the State of Delaware is at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.
          THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.
          FIFTH: The name and mailing address of the incorporator is as follows:

Purvi Shah
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
          SIXTH: The following provisions are inserted for the management of the business, for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:
     (a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By Laws of the Corporation, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By Laws of the Corporation.
     (b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.
     (c) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By Laws of the Corporation) shall be vested in and exercised by the Board of Directors.
     (d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By Laws of the Corporation, except to the extent that the By Laws of the Corporation or this Certificate of Incorporation otherwise provide.
     (e) The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Neither the amendment or repeal of this section nor the adoption of any provision of this Certificate of Incorporation inconsistent with this section shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or adoption.

     (f) The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all present and former directors and officers of the Corporation or any fiduciaries under any benefit plan or the Corporation whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expense to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director or officer of the Corporation or fiduciary under any benefit plan of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may have.
          SEVENTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.
          IN WITNESS WHEREOF, the Corporation has cause this Amended and Restated Certificate of Incorporation to be signed by Scott W. Goodreau, its Senior Vice President and General Counsel, this 13th day of November, 2009.

/s/ Scott W. Goodreau
Name:	Scott W. Goodreau
Title:	Senior Vice President and General Counsel

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